Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

Omaha, Nebraska

July 30, 2020

CONTACT:

Chad Daffer

Chief Executive Officer

(402) 952-1235

America First Multifamily Investors, L.P. Extends Maturity of $50 Million Unsecured Line of Credit Commitment

Omaha, Nebraska – On July 28, 2020, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) entered into a Seventh Amendment to Credit Agreement (the “Seventh Amendment”) with Bankers Trust Company (“Bankers Trust”) which modifies certain provisions of the Credit Agreement entered into between the Partnership and Bankers Trust on May 14, 2015, as amended.  The Seventh Amendment extends the maturity date of the Partnership’s $50 million unsecured, non-operating line of credit (“Non-operating LOC”) to June 30, 2022. The Partnership also entered into an updated Revolving Line of Credit Note which include new terms related to a LIBOR index rate floor of 10 basis points.

“The extension of the maturity date of the Partnership’s $50 million Non-operating LOC continues our strong relationship with Bankers Trust and extends a valuable source of liquidity for ATAX,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.

Additionally, in separate agreements, Bankers Trust has extended the maturity date of the Partnership’s $10.0 million unsecured, operating line of credit (“Operating LOC”) to June 30, 2022.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the period ended March 31, 2020.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.